Exhibit 99.1

News Release

MasterCard Announces Two New Board Members

Appointments of Nancy J. Karch and Tan Teong Hean

Complete MasterCard Board of Directors

Purchase, NY, January 17, 2007 – MasterCard Incorporated (NYSE:MA) today announced the election of Nancy J. Karch and Tan (“TH”) Teong Hean to its Board of Directors, effective immediately. With these appointments, the MasterCard Board of Directors is complete and includes eight Class A directors who are independent; three directors representing the financial institutions that own MasterCard Class M shares; and MasterCard President and CEO Robert W. Selander, also a Class A director. Richard Haythornthwaite, managing partner of UK-based Star Capital Partners, serves as non-executive chairman of the board.

“With the addition of Nancy and TH, we now have completed formation of a board that has exceptional depth and breadth of experience as well as broad geographic diversity,” said Haythornthwaite. “I look forward to working with this outstanding group as MasterCard enters its fifth decade as a leader in global payments.”

“When we made the decision to become a public company, we envisioned a world-class Board of Directors that would drive value for our shareholders, represent best practices in corporate governance, and provide sage counsel and insight as we pursue our vision of advancing commerce globally,” Selander said. “With our board now complete, we have accomplished that goal.”

Nancy J. Karch, 59, is joining the MasterCard board as a Class A director. She is retired from McKinsey & Co., where she served as a senior partner from 1988 until 2000, and in other capacities with the consulting firm beginning in 1974. At McKinsey, she led the Retail and Consumer Industries group, a practice she helped create. She also serves on the board of Liz Claiborne Inc., an apparel company, Genworth Financial, Inc., a life insurance and financial services company, and Corporate Executive Board Company, a business research firm. Ms. Karch is also a Trustee of The Westchester Land Trust, The American Folk Art Museum, and Northern Westchester Hospital, all not-for-profit organizations.

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MasterCard Announces Two New Board Members

Tan Teong Hean, 63, is joining the MasterCard board as a Class M director. He was CEO of Southern Bank Berhad from 1983 until 2006, and is currently chairman of Southern Capital Management, a fellow of the Institute of Bankers Malaysia, a fellow of the Malaysian Institute of Directors and a member of the Board of Trustees of the Malaysian Institute of Economic Research. Mr. Tan was a member of MasterCard’s Global Board of Directors and a member of the MasterCard Asia/Pacific Regional Board of Directors prior to the company’s May 2006 initial public offering, and is presently chairman of MasterCard’s Asia/Pacific regional advisory board.

In addition to Ms. Karch, Mr. Selander and Mr. Haythornthwaite, Class A members of the MasterCard Board of Directors include:

Manoel Luiz Ferrão de Amorim

Chairman

VIVO Participações S.A.

Brazil

David R. Carlucci

Chairman and Chief Executive Officer

IMS Health Incorporated

USA

Bernard S.Y. Fung

Chairman and Chief Executive Officer

Aon Asia Pacific Region

Hong Kong

Marc Olivié

President and Chief Executive Officer

Agfa-Gevaert Group

Belgium

Mark Schwartz

Former President and Chief Executive Officer

Soros Fund Management LLC

USA

-more-

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MasterCard Announces Two New Board Members

Edward Suning Tian

Chairman

China Broadband Capital Partners, L.P.

China

In addition to Mr. Tan, other Class M members of the MasterCard Board of Directors include:

Steven J. Freiberg

Chairman and CEO

Citigroup Global Consumer Group N.A.

Co-Chair

Citigroup Global Consumer Group

USA

Norman C. McLuskie

Former Chairman

Retail Direct, The Royal Bank of Scotland Group

United Kingdom

About MasterCard Incorporated

MasterCard Inc. advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes approximately 14 billion payments each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard Worldwide serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercardworldwide.com.

Contacts:

Sharon Gamsin, 1-914-249-5622, sgamsin@mastercard.com